Exhibit 10.14

[DATE]

[PARTICIPANT]

[ADDRESS]

Re: Restricted Stock Agreement

Dear _______:

Crumbs Bake Shop, Inc. (the “Company”) is pleased to advise you that, pursuant to the Company’s Equity Incentive Plan (the “Plan”), the Company’s Compensation Committee has granted to you shares (the “Award”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), as set forth below (the “Restricted Stock”), subject to the terms and conditions set forth in this Award Agreement and in the Plan:

Number of shares of Restricted Stock

Date of Grant

Vesting Date of Restricted Stock

The Award is intended to conform in all respects with, and is subject to all applicable provisions of, the Plan (the terms of which are incorporated herein by reference). Certain capitalized terms used herein are defined in the Plan and such definitions shall control in all cases. Inconsistencies between this Award Agreement and the Plan shall be resolved in accordance with the terms of the Plan.

1.          Award.

(a)          Term. Subject to the terms and conditions set forth herein and in the Plan, the Company hereby grants to you the Restricted Stock. Subject to paragraph 1(b) below, such Restricted Stock will be deemed issued on the date of grant set forth above in the introductory paragraph of this Award Agreement (the “Award Date”), but will be held by the Company or the Company’s transfer agent until the date on which the Restricted Stock vests (as described in paragraph 2 below), in each case subject to restrictions on transfer as set forth in this Award Agreement.

(b)          No Voting Rights Until Vested. Notwithstanding Section 9(b) of the Plan to the contrary, you will not have the right to vote the Restricted Stock unless and until the Restricted Stock vests as provided in paragraph 2 below.

(c)          Payment of the Restricted Stock Price. You must pay the Company the aggregate par value of the Restricted Stock within ten (10) days of the Award Date (the “Restricted Stock Price”). Upon the forfeiture to the Company of any Restricted Stock on which the restrictions have not lapsed as described below in paragraph 2, the Company shall repay you the pro rata portion of the Restricted Stock Price previously paid by you for Restricted Stock that has been forfeited to the Company within ten (10) days of the forfeiture.

2.          Vesting.

(a)          Vesting. Subject to paragraphs 2(b) and 2(c) below, the Award shall become fully vested three years from the award date, as indicated by the Vesting Date of Restricted Stock set forth in the introductory paragraph of this letter.

(b)          Effect on Vesting due to Re-Election of Directorship. Subject to paragraph 2(c) below, at such time as you cease to be, or in the event that you do not become, an officer or employee of, or otherwise performing services for (e.g., in a non-employee capacity), the Company or its Subsidiaries for any other reason, all shares of Restricted Stock on which the restrictions have not lapsed shall be immediately forfeited to the Company.

(c)          Acceleration of Vesting. Except as otherwise provided by the Committee, immediately prior to a Change in Control or at such time as you cease to be an officer or employee of, or otherwise performing services for the Company and its Subsidiaries due to death, disability or retirement (as determined by the Committee in its discretion) during any period of restriction, all restrictions on Restricted Stock granted to you shall lapse.

(d)          Forfeiture of Restricted Stock. You hereby grant to each officer of the Company (acting solely) the power of attorney to take such actions on your behalf to cause the Restricted Stock to be cancelled and returned to the Company in the event that the Restricted Stock is forfeited. Such power of attorney shall be without further action on behalf of you.

(e)          Change in Control.  If there is a Change in Control of the Company, then the effect of such Change in Control on all Restricted Stock grants shall be governed by the terms of the Plan.

3.          Taxes.

(a)          Payment of Taxes. The payment of any taxes arising as a result of this grant shall be your responsibility. You shall (i) pay to the Company or its designee, upon its demand such amount as may be demanded for the purpose of satisfying the Company's obligation to withhold federal, state, local or foreign income, employment or other taxes incurred by reason of the vesting of the Restricted Stock or your filing of a Section 83(b) election (the "Tax Withholding Amount") and (ii) provide the Company with any forms, documents or other information reasonably required by the Company in connection herewith. In order to satisfy the condition of clause (i), you may (a) make payment of the Tax Withholding Amount in United States dollars cash, (b) tender Mature Shares owned by you which have a Fair Market Value equal to the Tax Withholding Amount, or (c) request that the Company withhold from the Common Shares to be issued to you the number of shares which have a Fair Market Value equal to the Tax Withholding Amount, (d) make payment in such other form as the Committee may determine in its sole discretion, or (e) tender a combination of the forms of payment provided for above in clauses (a) through (d) of this paragraph. If the amount requested for the purpose of satisfying the withholding obligation is not paid, the Company may refuse to furnish shares of the Restricted Stock.

(b)          You have sought your own tax advice regarding this Grant, including, without limitation, advice on whether or not to file a Section 83(b) election.

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4.          Company Requirement. Notwithstanding paragraph 3 above, the Company, to the extent permitted or required by law, shall have the right to deduct from any payment of any kind (including salary or bonus) otherwise due to you, an amount equal to any federal, state or local taxes of any kind required by law to be withheld with respect to the delivery of the Restricted Stock under this Award Agreement.

5.          Transferability of Award. Subject to Section 16(b) of the Plan, prior to the vesting of the Restricted Stock, you may not sell, assign, transfer, pledge, hypothecate or otherwise dispose of such Restricted Stock. Following the vesting of the Restricted Stock, you shall dispose of such Restricted Stock only in accordance with applicable securities laws.

6.          Adjustments. Subject to Section 12 of the Plan, in the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, distribution of assets, or any other change in the corporate structure or shares of the Company, the Committee shall make such adjustments as it deems appropriate in the number and kind of shares covered by the Award specified herein. Notwithstanding anything in this Award Agreement to the contrary, the Committee may take the foregoing actions without your consent, and the determination of the Committee shall be conclusive and binding on all persons for all purposes.

7.          Amendment or Substitution of Award. The terms of the Award may be amended from time to time by the Committee in its discretion in any manner that it deems appropriate (including, but not limited to, acceleration of the date of the vesting of the Award); provided that, except as otherwise provided in Section 14(b) of the Plan, no such amendment shall adversely affect in a material manner any of your rights under the award without your written consent.

CRUMBS BAKE SHOP, INC.

Julian R. Geiger, President and CEO

Accepted: _______________, _____.

By:
[PARTICIPANT]

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